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                                                                       EXHIBIT 1

               [LETTERHEAD OF NATIONAL SEMICONDUCTOR CORPORATION]

                                          July 21, 2003

Ralph V. Whitworth
Relational Investors, L.P.
11975 El Camino Real, Suite 300
San Diego, CA 92130

Dear Mr. Whitworth:

            Upon receipt of an executed counterpart hereof, this letter will be an agreement (the "Agreement") between Relational Investors, L.P. (the "Partnership"), Relational Investors LLC ("Relational Investors," and together with the Partnership and their respective "affiliates," as such term is defined or used in Rule 145 of the Securities Act of 1993, as amended, "Relational") and National Semiconductor Corporation (the "Company"), with respect to the following matters:

1. Withdrawal of the Notice of Nomination. By letter dated June 19, 2003, Relational provided written notice of its intention to nominate Ralph V. Whitworth ("Whitworth") and David H. Batchelder for election to the Board of Directors of the Company (the "Board") at the Company's 2003 annual stockholders meeting. Effective upon the execution and delivery of the Agreement by all parties hereto, Relational irrevocably withdraws such nominations.

2.    Meeting with the Board.

      (a) Relational will be entitled to attend the regularly scheduled meeting of the Board that most closely precedes the expiration of the notice period provided in Article II Section 9(a)(2) of the Company's by-laws for making nominations of persons for election to the Board at the Company's 2004 annual meeting. At such meeting of the Board, Relational shall be entitled to discuss with the Board Relational's concerns and recommendations, if any, regarding the Company. It is expected that Relational's presentations and discussion at the meeting would last for approximately one and one-half hours, and that Relational would not attend the entire meeting.

      (b) Until the 2004 annual meeting of stockholders, representatives of senior management and the Board of the Company will make themselves available to meet with representatives of Relational at reasonable times and intervals; provided, however, that representatives of senior management will be available for such meetings at least once per fiscal quarter if requested by Relational.

      (c) Relational acknowledges and agrees that the meetings with the Board and management contemplated by this Section 2 will be conducted in compliance with Regulation FD and other applicable federal securities law, so as not to trigger a requirement that the Company disclose any material non-public information regarding the Company.
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Ralph V. Whitworth
July 21, 2003

3.    2004 Annual Meeting.

      (a) If Relational reasonably does not believe that the performance of the Company was satisfactory, Relational shall have the right in its sole discretion, upon providing written notice that complies as to timing and substance as set forth under Article II Section 9(a) of the Company's by-laws, to nominate Whitworth for election to the Board, in which case the Company shall include Whitworth's name and the information required by the federal securities laws both in the Company's 2004 annual meeting proxy statement and on the Company's proxy card relating to the Company's 2004 annual meeting; provided, however, that the Company reserves its right to oppose the election of Whitworth to the Board at such annual meeting. The Company hereby acknowledges and agrees that the materials submitted by Relational to nominate Relational's two nominees for election at the 2003 annual meeting of stockholders are acceptable instruments of nomination and that nominating materials substantially in the same form (with factual information updated to the extent necessary to reflect changes or new information) will be accepted by the Company in connection with Relational's nomination of Whitworth for election at the 2004 annual meeting.

      (b) If Relational nominates Whitworth for election at the 2004 annual meeting pursuant to Section 3(a) above, Relational shall not nominate any other candidates for election to the Board at the Company's 2004 annual meeting, or participate in any solicitation of proxies for the election of directors other than Whitworth or other candidates recommended for election by the Board.

      (c)   If Relational elects to nominate Whitworth for election pursuant to
            Section 3(a), the Company and Relational shall each have the right to include a statement of no more than 500 words in the Company's proxy statement in support of their respective positions regarding the election of Whitworth.

      (d) Notwithstanding Section 3(c), each of the Company and Relational would have the independent right to publish or distribute any other additional proxy solicitation materials (subject to Section 3(b) above) regarding the Whitworth nomination and their respective positions concerning the election of directors.

      (e) Relational will have the reasonable right to review all preliminary and definitive proxy materials filed by the Company. In addition, the Company covenants and agrees that the proxy statement and all proxy cards used by the Company with respect to the 2004 annual meeting of stockholders will feature Whitworth's name in the same font size, style and leading as used for the Company's nominees. In addition, the Company and Relational shall consult with each other in designing the proxy card such that it accords fair and comparable treatment to Whitworth as is accorded to the other Company nominees, including with respect to withholding authority and other relevant matters.

      (f) Relational represents that all statements and information regarding Whitworth provided for inclusion in the Company's proxy materials will be accurate and complete in all material respects and will comply with all applicable law.
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Ralph V. Whitworth
July 21, 2003

4. 2005 Annual Meeting. If Whitworth is elected to the Board at the Company's 2004 annual meeting and if Relational so requests, (i) the Company shall include Whitworth as a nominee to the Board on the slate of nominees recommended by the Board in the Company's proxy statement and on its proxy card relating to the Company's 2005 annual meeting of stockholders, (ii) Relational shall be entitled to review and reasonably approve the statements made regarding Whitworth in the Company's proxy materials,
      (iii) Whitworth's name and the information regarding Whitworth will receive comparable treatment (as to prominence, location and appearance) as the Company's nominees in the Company's proxy statement and proxy cards for the 2005 annual meeting, and (iv) if Whitworth is included in the Company's proxy statement and proxy card, Relational shall not nominate any other candidates for election to the Board at the Company's 2005 annual meeting, or participate in any solicitation of proxies for the election of directors other than Whitworth or other candidates recommended for election by the Board.

5. 5% Ownership. If Relational ceases to own 5% or more of the currently outstanding common stock of the Company at any time, this Agreement automatically shall terminate and be of no further force or effect, without any further action by the Company or Relational.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7. Injunctive Relief; Specific Performance. The parties acknowledge and agree that an action for breach of contract and an award of monetary damages alone would not be adequate to compensate the non-breaching party for the substantial harm which would result from any such breach or violation of this Agreement. Accordingly, the parties hereby unconditionally and irrevocably agree that in the event of such a breach or violation, the non-breaching party shall be entitled to injunctive relief and other remedies (including, without limitation, seeking specific performance of the terms of this Agreement), in addition to any other rights or remedies available at law or in equity, all of which shall be deemed to be cumulative and not alternative or exclusive.

8. Complete Agreement; Amendment; Waiver; Governing Law; Execution; Authority. This Agreement represents the complete and final agreement of the parties with respect to its subject matter and supersedes all prior negotiations, discussions, agreements or understandings with respect to such subject matter. The parties further acknowledge that each party is not executing this Agreement in reliance on any promise, representation or warranty not contained in this Agreement. This Agreement may be amended only by a written agreement executed by each of the parties thereto. No breach of any provision herein may be waived unless such waiver is in writing and signed by the party to be bound. This document may be executed by facsimile signature and in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                            [signature page follows]
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Ralph V. Whitworth
July 21, 2003

            If you are in agreement with the foregoing, please so signify by signing in the space provided below.

                                         Very truly yours,

                                         NATIONAL SEMICONDUCTOR CORPORATION


                                         By:    /s/ John M. Clark, III
                                                ----------------------
                                                John M. Clark, III
                                                Senior Vice President, General
                                                Counsel and Secretary


Accepted and agreed as of the date set forth above.

RELATIONAL INVESTORS, L.P.,
a Delaware limited partnership

By:        RELATIONAL INVESTORS LLC,
           a Delaware limited liability company

Its:       General Partner


           By:    /s/ Ralph V. Whitworth
                  ----------------------
                  Ralph V. Whitworth
                  Principal

RELATIONAL INVESTORS LLC,
a Delaware limited liability company


By:     /s/ Ralph V. Whitworth
        ----------------------
        Ralph V. Whitworth
        Principal